UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2008

Otelco Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-32362	52-2126395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 7, 2008, Otelco Inc. (“Otelco”) announced that it had entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Country Road Communications LLC (the “Seller”), pursuant to which Otelco would purchase all of the outstanding capital stock of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. (collectively, the “Companies”) from the Seller (the “Stock Purchase”). The Stock Purchase closed on October 31, 2008. The consideration paid by Otelco to the Seller for the outstanding capital stock of the Companies was $101,329,000 in cash, subject to adjustment as provided in the Stock Purchase Agreement. As is discussed in more detail below, the Stock Purchase was financed by borrowings under Otelco’s second amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”), dated as of October 20, 2008, among itself and the other credit parties thereto, General Electric Capital Corporation, as a lender and as an agent for the lenders, and the other lenders from time to time party thereto.

Concurrent with the closing of the Stock Purchase on October 31, 2008, Otelco borrowed $108,853,032.12 under the term loan facility of the Second Amended and Restated Credit Agreement to finance the Stock Purchase and related transaction costs, to provide working capital for Otelco and its subsidiaries, to fund permitted capital expenditures and for other corporate purposes.

After giving effect to the borrowings discussed above, on October 31, 2008 (when these borrowings were made), Otelco had approximately $173.5 million of borrowings outstanding under the Second Amended and Restated Credit Agreement.

The principal balance of outstanding borrowings and any accrued and unpaid interest under the Second Amended and Restated Credit Agreement will be due and payable in full on October 31, 2013.

Third Supplemental Indenture

Concurrent with the closing of the Stock Purchase, Otelco entered into a third supplemental indenture (the “Third Supplemental Indenture”), dated as of October 31, 2008, by and among Pine Tree Holdings, Inc., The Pine Tree Telegraph and Telephone Company, CRC Communications of Maine, Inc., Saco River Telegraph and Telephone Company, Communications Design Acquisition Corporation, Granby Holdings, Inc. and The Granby Telegraph and Telephone Co. of Mass., Inc. (collectively, the “New Guarantors”), the existing guarantors (the “Existing Guarantors”) listed on the signature pages thereto, itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to the indenture (the “Indenture”), dated as of December 21, 2004, by and among Otelco, the Existing Guarantors and the Trustee, as trustee, as supplemented by the first supplemental indenture, dated as of July 3, 2006, and the second supplemental indenture, dated as of July 5, 2007. The New Guarantors and the Existing Guarantors are Otelco subsidiaries. Pursuant to the Third Supplemental Indenture, each of the New Guarantors, jointly and severally with all of the Existing Guarantors, unconditionally guaranteed Otelco’s obligations under the notes issued pursuant to the Indenture (the “Notes”) and agreed to be bound by all other applicable provisions of the Indenture and the Notes.

Robert Souza Employment Agreement

Concurrent with the closing of the Stock Purchase, Pine Tree Holdings, Inc., an Otelco subsidiary, entered into an amendment to an employment agreement with Robert Souza, dated as of October 31, 2008 (the employment agreement as amended is hereinafter referred to as the “Employment Agreement”). The Employment Agreement remains in effect until July 30, 2009 and is automatically extended for additional one-year terms, unless terminated by either party upon at least ninety days notice prior to its expiration.

Under the Employment Agreement, Mr. Souza will serve as Vice President of Operations, New England Division. Mr. Souza will receive an annual base salary of $165,000, an annual bonus and medical and other benefits. His bonus is targeted to be between 20% and 50% of his base salary. In addition, Mr. Souza will receive a special one-time bonus on or about December 31, 2012 equal to 50% of his base salary for calendar year 2012 unless (i) Mr. Souza terminates his employment prior to that date or (ii) Pine Tree Holdings, Inc. terminates Mr. Souza with cause prior to that date.

If Mr. Souza’s employment is terminated without cause, he will be entitled to receive severance benefits consisting of his annual base salary for twelve months following the date of his termination, and accrued bonus. Mr. Souza’s Employment Agreement provides that he will be restricted from engaging in competitive activities for one year after the termination of his employment.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this report, which is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 of this report, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

All required financial statements with respect to the Companies will be filed by amendment pursuant to Item 9.01(a)(4) of Form 8-K within 71 days following the date that this report was required to be filed.

(b)  Pro Forma Financial Information.

All required pro forma financial information will be filed by amendment pursuant to Item 9.01(b)(2) of Form 8-K within 71 days following the date that this report was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC. (Registrant)

Date: October 31, 2008	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer